Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 2025, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-285703) and related Prospectus of Xilio Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, units and warrants.

/s/ Ernst and Young LLP

Boston, Massachusetts
May 6, 2025